SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

March 17, 2005

Date of report (Date of earliest event reported)

Security Capital Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7921	13-3003070
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Eight Greenwich Office Park, Third Floor, Greenwich, CT (Address of Principal Executive Offices)	06831 (Zip Code)

203-625-0770

(Registrant’s telephone number, including area code)

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement

On March 18, 2005, Security Capital Corporation (the “Company”) announced that its majority owned subsidiary, Octagon Risk Services, Inc. (“Octagon”), has entered into a stock purchase agreement, dated March 17, 2005, with Continental Casualty Company (“Continental”) to acquire all of the outstanding shares of capital stock of Managed Care Holdings Corporation (“Managed Care Holdings”) for $16,000,000.  The purchase price is subject to adjustment based upon the working capital of Managed Care Holdings as of the closing date.  The terms of the stock purchase agreement were established through arm’s-length negotiation between Octagon and Continental.

Managed Care Holdings, through its wholly-owned subsidiary Caronia Corp., provides third-party claims and risk management services to hospitals and healthcare systems, physician and paraprofessional groups, nursing homes, rehabilitation centers and clinics.  Its business is based in Melville, New York and services clients through 40 locations nationwide.  After the consummation of the transaction, Managed Care Holdings and Caronia Corp. will become part of the employer cost containment and health services business operated by WC Holdings, Inc., a majority owned subsidiary of the Company.

The closing of the transaction is expected to occur by the end of the first quarter or early in the second quarter of 2005 and is subject to, among other customary closing conditions, the receipt by Octagon of third-party debt financing  for the transaction.

On March 18, 2005, the Company issued a press release announcing the entry by Octagon into the stock purchase agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.                                          Financial Statements and Exhibits.

                                                                                                (c)           Exhibits.

99.1                                                                           Press Release of Security Capital Corporation, dated March 18, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 18, 2005

SECURITY CAPITAL CORPORATION

By:	/s/ William R. Schlueter
Name: William R. Schlueter
Title: Senior Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

99.1	Press Release of Security Capital Corporation, dated March 18, 2005.